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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Morgan Stanley Dean Witter & Co.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     1585 Broadway
--------------------------------------------------------------------------------
                                    (Street)

     New York,                          NY                 10036
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     November 30, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     NTELOS Inc. (f/k/a CFW Communications Company) (NASDAQ: NTLO)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Warrants                  Cur       07/11/2010      Common Shares          55,556        $50.00 per            I       By Morgan
                                                                                                                          Stanley
                                                                                                                          Dean
                                                                                                                          Witter
                                                                                                                          Equity
                                                                                                                          Funding,
                                                                                                                          Inc.
------------------------------------------------------------------------------------------------------------------------------------
Series B Preferred Shares Cur                       Common Shares          304,878       $41.00 per            I       By Morgan
                                                                                                                          Stanley
                                                                                                                          Dean
                                                                                                                          Witter
                                                                                                                          Equity
                                                                                                                          Funding,
                                                                                                                          Inc.
------------------------------------------------------------------------------------------------------------------------------------
Series C Preferred Shares Cur                       Common Shares          277,778       $45.00 per            I       By Morgan
                                                                                                                          Stanley
                                                                                                                          Dean
                                                                                                                          Witter
                                                                                                                          Equity
                                                                                                                          Funding,
                                                                                                                          Inc.
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====================================================================================================================================

Explanation of Responses:




    /s/ Dennine Bullard                                    December 11, 2000
---------------------------------------------            -----------------------
Name:   Dennine Bullard                                          Date
Title:  Manager, Morgan Stanley & Co. Incorporated

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             Other Reporting Persons:
                             -----------------------


Name:   Morgan Stanley Dean Witter Equity Funding, Inc.
----    c/o Morgan Stanley Dean Witter & Co.
        1585 Broadway
        New York, NY  10036


IRS:    134017226
---



By:  MORGAN STANLEY DEAN WITTER EQUITY FUNDING, INC.



  /s/  James T. Keane                                     December 11, 2000
-------------------------------                          ------------------
Name:  James T. Keane                                           Date
Title: Vice Presdent